Exhibit 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10 of our report dated August, 2024, relating to the financial statements of China Teletech Holding, Inc. for the years ended December 31, 2023 and 2022 and to all references to our firm included in this Registration Statement.

/s/ Beckles & Co. Inc.

Certified Public Accountants

West Palm Beach, Florida

August 23, 2024